Exhibit 99.1

PRESS RELEASE

P10 Schedules Third Quarter 2022 Earnings Release for Thursday, November 10, 2022

Dallas, Texas – October 17, 2022 – P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced it will release its third quarter 2022 results on Thursday, November 10, 2022, after U.S. markets close.

The company will also host a conference call at 5:00 p.m. Eastern Time on Thursday, November 10, 2022. The call may be accessed here. All participants joining by telephone should dial one of the following numbers, followed by the Participant Access Code provided:

U.S. (toll free):	1-844-200-6205
US (local):	1-646-904-5544
All other locations:	+1-929-526-1599

Participant Access Code:	075962

For those unable to participate in the live call, a replay will be made available on P10’s investor relations page at www.p10alts.com.

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of June 30, 2022, P10 has a global investor base of over 2,700 investors across 49 states, 53 countries and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions, and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Press and Investor Contact:

info@p10alts.com